                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[x] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or ss.240.14a-12

                                 DEB SHOPS, INC.
                                 ---------------
                (Name of Registrant as Specified In Its Charter)
                                  ____________

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]    No fee required
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)     Title of each class of securities to which transaction applies:
       _____________________________________________________________

2)     Aggregate number of securities to which transaction applies:
       _____________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       _____________________________________________________________

4)     Proposed maximum aggregate value of transaction:
       _____________________________________________________________

5)     Total fee paid:
       _____________________________________________________________

[ ]    Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)     Amount previously paid:
       _____________________________________________________________

2)     Form, Schedule or Registration Statement no.:
       _____________________________________________________________

3)     Filing Party:
       _____________________________________________________________

4)     Date Filed:
       _____________________________________________________________

                                 DEB SHOPS, INC.

                  9401 Blue Grass Road, Philadelphia, PA 19114
                                 (215) 676-6000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  To be held on
                             Wednesday, May 19, 1999
                                  at 10:00 a.m.


TO THE SHAREHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Deb Shops, Inc., a Pennsylvania corporation (the "Company"), will be held on Wednesday, May 19, 1999 at 10:00 a.m. at the offices of the Company, 9401 Blue Grass Road, Philadelphia, Pennsylvania. The purposes of the meeting are to:

         1. Elect six directors to serve until the next Annual Meeting of Shareholders and until the election and qualification of their respective successors;

         2. Amend the Company's Articles of Incorporation to increase the number of shares of authorized Common Stock from 25,000,000 to 50,000,000 shares.

         3. Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        Information concerning such matters is set forth in the following Proxy Statement.

        March 31, 1999 is the Record Date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

        The accompanying form of Proxy is solicited by the Board of Directors of the Company. Even if you are planning to attend the Annual Meeting in person, please complete, date, sign and return the enclosed Proxy.


                By Order of the Board of Directors of the Company


        WARREN WEINER, Secretary                MARVIN ROUNICK, President

Dated:  April 28, 1999

                                 DEB SHOPS, INC.

                  9401 Blue Grass Road, Philadelphia, PA 19114


                          ___________________________

                                 PROXY STATEMENT
                          ___________________________

                  ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

                                  MAY 19, 1999
                          ___________________________


        This Proxy Statement is submitted with the attached Notice (the "Notice") of Annual Meeting of Shareholders of Deb Shops, Inc. (the "Company") to be held on Wednesday, May 19, 1999 at 10:00 a.m., at the offices of the Company, 9401 Blue Grass Road, Philadelphia, Pennsylvania. The form of Proxy is enclosed. This Proxy Statement is first being sent or given to shareholders of the Company on or about April 28, 1998.

        The Board of Directors of the Company does not intend to bring any matter before the Annual Meeting except as specifically indicated in the attached Notice and does not know of anyone else who intends to do so. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed Proxy, or their duly constituted substitutes, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

                              REVOCABILITY OF PROXY

        A Proxy executed in the form enclosed may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                         PERSONS MAKING THE SOLICITATION

        The accompanying Proxy is being solicited on behalf of the Board of Directors of the Company. In addition to mailing the proxy materials, solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company or of its subsidiaries, none of whom will receive additional compensation in connection with such solicitation. The expense of the solicitation of Proxies for the Annual Meeting will be borne by the Company. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of the Company's common stock, $0.01 par value per share ("Common Stock"), held by them, and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses in doing so.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The holders of record of the Common Stock of the Company at the close of business on March 31, 1999 (the "Record Date") will be entitled to notice of and to vote on all matters presented for vote at the Annual Meeting. At the close of business on March 31, 1999, the total number of outstanding shares of Common Stock was 13,198,880 shares. Each share of Common Stock will be entitled to one vote on all business to come before the Annual Meeting on which a vote is taken. The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which all shareholders are entitled to cast is necessary for a quorum to be present at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

                                       (2)

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of March 3l, 1999 (February 11, 1999 as to Dimensional Fund Advisors, Inc.), regarding the shares of each class of equity securities of the Company owned by (i) each person who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director, (iii) the chief executive officer and each of the four other most highly compensated executive officers, and (iv) all directors and executive officers of the Company as a group.

                                                  Amount and
                                                   Nature of
Name and Address of                               Beneficial                                         Percent
Beneficial Owner (1)                               Ownership              Title of Class             of Class
--------------------                               ---------              --------------             --------
Marvin Rounick (2)                                 3,849,656 (3)          Common Stock                29.2%
9401 Blue Grass Road                                     230              Non-Voting Series A         50.0%
Philadelphia, PA 19114                                                    Preferred Stock

Judy Rounick                                         683,736 (4)          Common Stock                 5.2%
9401 Blue Grass Road
Philadelphia, PA 19114

Warren Weiner                                      2,700,264 (5)          Common Stock                20.5%
9401 Blue Grass Road                                     230              Non-Voting Series A         50.0%
Philadelphia, PA 19114                                                    Preferred Stock

Penny Weiner                                       1,616,238 (6)          Common Stock                12.3%
9401 Blue Grass Road
Philadelphia, PA 19114

Barry H. Frank                                     1,628,982 (7)          Common Stock                12.3%
1735 Market Street
Philadelphia, PA 19103-7598

Robert Shein                                       1,629,882 (7)(8)       Common Stock                12.4%
896 Roscommon Road
Bryn Mawr, PA 19010

Jack A. Rounick (2)                                1,318,158 (9)          Common Stock                10.0%
3 Penn Court
325 Swede Street
Norristown, PA 19404

Stuart H. Savett                                     754,000 (10)         Common Stock                 5.7%
325 Chestnut Street
Suite 700
Philadelphia, PA 19106

Dimensional Fund Advisors Inc.                       690,900 (11)         Common Stock                 5.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

Paul S. Bachow                                           -0-              Common Stock               -0-

Barry H. Feinberg                                        -0-              Common Stock               -0-

Allan Laufgraben                                      75,000 (12)         Common Stock               Less than 1%

Barry Vesotsky                                        45,000              Common Stock               Less than 1%

Stanley A. Uhr                                        15,180 (13)         Common Stock               Less than 1%

All Directors and Executive                        9,722,840 (12)(14)     Common Stock                73.4%
 Officers as a Group                                     460              Non-Voting Series A        100.0%
 (12 persons)                                                             Preferred Stock

                                       (3)

-------------
(1) Addresses are included for beneficial owners of more than 5% of the Common Stock of the Company. Information as to certain of such shareholders has been derived from filings made with the Securities and Exchange Commission (the "Commission").

(2)      Marvin Rounick and Jack A. Rounick are brothers.

(3) Marvin Rounick has sole voting and dispositive power with respect to 3,165,920 shares of Common Stock (24.0% of the class), and shared voting and dispositive power with Judy Rounick, his wife, with respect to the remaining 683,736 shares of Common Stock (5.2% of the class). See note (4) below. The foregoing table does not include 750,000 shares of Common Stock (5.7% of the class) held by a trust of which Mr. Rounick is the sole beneficiary, but as to which neither Mr. nor Mrs. Rounick has voting or dispositive power. See notes (9) and (10) below.

(4) Judy Rounick has shared voting and dispositive power with Marvin Rounick, her husband, with respect to these shares. See note (3) above.

(5) Warren Weiner has sole voting and dispositive power with respect to 1,047,766 shares of Common Stock (7.9% of the class) and shared voting and dispositive power with Penny Weiner, his wife, with respect to 1,616,238 shares of Common Stock (12.3% of the class). See note (6) below. The table also includes 25,000 shares of Common Stock held by trusts for the benefit of Mr. Weiner's nephew and nieces, as to which Mr. Weiner has sole voting and dispositive power as trustee. The foregoing table does not include 605,504 shares of Common Stock (4.6% of the class) held by a trust of which Mr. Weiner is the sole beneficiary, or 1,023,478 shares of Common Stock (7.8% of the class) held by a trust of which Mrs. Weiner is the sole beneficiary, but as to which neither Mr. nor Mrs. Weiner has voting or dispositive power. See note (7) below. The table includes 11,260 shares of Common Stock to which Mr. Weiner may become entitled under the Company's Employee Savings and Protection Plan.

(6) Penny Weiner has shared voting and dispositive power with Warren Weiner, her husband, with respect to these shares. See note (5) above.

(7) Includes 1,628,982 shares held by trusts for the benefit of Mr. or Mrs. Warren Weiner, of which Messrs. Frank and Shein share voting and dispositive power as co-trustees. Messrs. Frank and Shein disclaim beneficial ownership of these shares.

(8) Includes 900 shares held by a child of Mr. Shein as to which he disclaims beneficial ownership.

(9) Jack A. Rounick has sole voting power with respect to 511,258 shares of Common Stock (3.9% of the class). Of these shares he has sole dispositive power with respect to 91,434 shares and shared dispositive power with Noreen Rounick, his wife, with respect to the remaining 419,824 shares. Mr. Rounick also has shared voting and dispositive power, with his wife, with respect to 56,900 shares of Common Stock included in the table. The table also includes 750,000 shares of Common Stock (5.7% of the class) held by a trust for the benefit of Marvin Rounick, in which Jack Rounick shares voting and dispositive power as a co-trustee with Stuart Savett; Mr. Rounick disclaims beneficial ownership of these shares.

(10) Includes 750,000 shares of Common Stock (5.7% of the class) held by a trust for the benefit of Marvin Rounick, in which Mr. Savett shares voting and dispositive power as a co-trustee with Jack A. Rounick; Mr. Savett disclaims beneficial ownership of such shares.

(11) Based solely on the Schedule 13G, dated February 11, 1999, filed with the Commission by Dimensional Fund Advisors, Inc. ("Dimensional"). The
         Schedule 13G reports that Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are referred to collectively hereinafter as the "Portfolios." In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over these securities, all of which are owned by the Portfolios. Dimensional disclaims beneficial ownership of such securities.

                                       (4)

(12) Beneficial ownership has been determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and therefore, includes shares of Common Stock covered by options granted to officers pursuant to the Company's 1995 Incentive Stock Option Plan which are currently exercisable or exercisable within 60 days of March 31, 1999 as follows: Mr. Laufgraben -- 25,000; All Directors and Executive Officers as a Group (12 persons) -- 42,000 shares.

(13) Includes 60 shares held by children of Mr. Uhr as to which he disclaims beneficial ownership.

(14)     See prior footnotes.

                                       (5)

                              ELECTION OF DIRECTORS

         Six directors will be elected to hold office subject to the provisions of the Company's ByLaws until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

         The following table sets forth the name, age, position with the Company and respective service dates of each person who has been nominated to be a director of the Company.

                                                                                                 Director
Name                          Age                Position with the Company                        Since
----                          ---                -------------------------                       --------
Marvin Rounick                 59     Director, President and Chief Executive Officer              1973

                               55     Director, Executive Vice President, Secretary and
Warren Weiner                         Treasurer                                                    1973

Jack A. Rounick                63     Director, Assistant Secretary                                1973

Paul S. Bachow                 48     Director                                                     1989

Barry H. Feinberg              53     Director                                                     1989

Barry H. Frank                 60     Director                                                     1989

         Marvin Rounick and Jack A. Rounick are brothers.

         A plurality of the votes cast by all shareholders entitled to vote with respect to the election of directors at the Annual Meeting is required for the election of directors. Shareholders may vote "FOR" or "AUTHORITY WITHHELD" with respect to the election of the entire slate of directors by marking the proper box on the enclosed form of Proxy, or may vote "AUTHORITY WITHHELD" with respect to any one or more nominees by marking the proper box and writing out the names of such nominees on the Proxy, as instructed therein. Abstentions and broker non-votes will have the same effect as votes of "AUTHORITY WITHHELD" in the case of the election of directors. Upon the execution and return of the enclosed form of Proxy, the shares represented thereby will be voted in accordance with the terms of the Proxy, unless the Proxy is revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted "FOR" the above nominees in the election of directors.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                        THE ABOVE NOMINEES FOR DIRECTOR.

Principal Occupations of the Nominees to be Directors

         Marvin Rounick has been employed by the Company since 1961. Since 1979, he has served as the President and Chief Executive Officer.

         Warren Weiner was employed by the Company from 1965 until 1975. He rejoined the Company in January, 1982 as Executive Vice President, Secretary and Treasurer.

         Jack A. Rounick is Assistant Secretary of the Company. Since November, 1997, he has been counsel to the law firm of Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania, which provides legal services to the Company. From October, 1995 to November, 1997, he was

                                       (6)
engaged in the private practice of law in Norristown, Pennsylvania. From 1984 to 1993, Mr. Rounick was Vice President and General Counsel of Martin Lawrence Limited Editions, Inc., a public company engaged in the business of publishing and selling lithographs, paintings and other works of art on a wholesale basis and through company-owned art galleries. Mr. Rounick was also, from May 1992 to December 1995, President of THINK BIG!, Inc., Conshohocken, Pennsylvania, which sold oversized gift products.

         Paul S. Bachow has been, since December, 1985, President of Bachow and Associates, Inc. or its predecessor firms, Philadelphia, Pennsylvania, and affiliated companies, private companies engaged in the business of buying and operating or investing in manufacturing, software, communications and service companies. Mr. Bachow is also a director of Anadigics, Inc., Crusader Holding Corporation and Digital Microwave Corporation, each of which is a company with a class of securities registered under the Exchange Act.

         Barry H. Feinberg has been, since January, 1992, President of The Feinberg Group or its predecessor firms, Philadelphia, Pennsylvania, a marketing company. From July 1992 to October 1993, Mr. Feinberg was President of Nationwide Automotive, Inc., a retailer of automotive parts. Since 1991 Mr. Feinberg also has been an Adjunct Professor of Marketing at the Wharton School, University of Pennsylvania. Mr. Feinberg is also a director of Hippo Graphics, Inc., a company with a class of securities registered under the Exchange Act.

         Barry H. Frank has been, since May, 1987, a partner in the law firm of Mesirov Gelman Jaffe Cramer & Jamieson, LLP, Philadelphia, Pennsylvania, which provides legal services to the Company.

Meetings of the Board of Directors and Committees

         The Board of Directors holds formal meetings and also discusses matters on an informal basis. The Board held one meeting during the fiscal year ended January 31, 1999 and acted by written consent 12 times during the year. The Company has no nominating committee. However, the Board has established an Audit Committee, a Stock Option Committee, a Compensation Committee, and an Employee Savings and Protection Plan Committee ("ESP Plan Committee"). Each director attended all meetings of the Board and of the Committees on which he served.

         The Audit Committee consists of Paul S. Bachow, Barry H. Feinberg and Barry H. Frank. The function of the Audit Committee is to recommend to the Board the employment of the Company's independent auditors and to review with management and the independent auditors the Company's financial statements, basic accounting and financial policies and practices, audit scope, and the competency of internal audit personnel. The Audit Committee held one meeting during the last fiscal year.

         The Stock Option Committee, consisting of Marvin Rounick, Warren Weiner and Jack A. Rounick, administers the Company's 1995 Incentive Stock Option Plan and determines the employees eligible to be granted stock options and the number of options to be granted. The Stock Option Committee also administers the Company's Restricted Stock Incentive Plan and determines the employees eligible to be granted common stock and the number of shares to be granted. The Stock Option Committee held no meetings and acted by written consent one time during the last fiscal year.

                                       (7)

         The Compensation Committee consists of Paul S. Bachow, Barry H. Feinberg and Barry H. Frank. The function of the Compensation Committee is to consider and make recommendations to the Board of Directors, at its request, with respect to appropriate levels of compensation for the President, Executive Vice President, and other officers and employees of the Company. The Compensation Committee held no meetings during the last fiscal year.

         The ESP Plan Committee, consisting of Marvin Rounick, Warren Weiner and Stanley A. Uhr, administers the Company's Employee Savings and Protection Plan ("ESP Plan"), a 401(k) plan under the Internal Revenue Code. The ESP Plan Committee held one meeting during the last fiscal year.

         Directors of the Company, other than Directors who are also employees of the Company, receive $500 for each meeting of the Board of Directors and Committees of the Board attended, plus expenses.

Compensation Committee Interlocks and Insider Participation

         Barry H. Frank, a member of the Compensation Committee of the Company, was during the last fiscal year, and continues to be, a partner in the law firm of Mesirov Gelman Jaffe Cramer & Jamieson, LLP, Philadelphia, Pennsylvania, which provided during the last fiscal year, and continues to provide, legal services to the Company.

                    COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL
                               SHAREHOLDER RETURNS

         The following graph compares the cumulative total shareholder return for the last five fiscal years for the Company's Common Stock to the cumulative total returns of (i) The Nasdaq Stock Market (U.S. Companies) and (ii) the Dow Jones Retailers -- Specialty Apparel Index.

                        [PERFORMANCE GRAPH APPEARS HERE]


                                                         Legend
                                                         ------
                                                                                Fiscal Year Ended
                                                         ---------------------------------------------------------------
Symbol     Index Description                             01/31/94    01/31/95  01/31/96   01/31/97  01/31/98   01/30/99
------     -----------------                             --------    --------  --------   --------  --------   ---------
           DEB SHOPS, INC.                                  100         81        56         80       114        215
           Nasdaq Stock Market (US Companies)               100         95       135        177       209        326
           Dow Jones Retailers -- Specialty Apparel Index   100         90       105        124       204        378
Notes:
  A. The lines represent annual index levels, assuming reinvestment of all dividends paid during the measurement period.
  B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
  C. If the annual interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
  D. The index level for all series was set to 100.0 on 01/31/94.

                                      (8)

                             EXECUTIVE COMPENSATION

         The following information is furnished for the fiscal years ended January 31, 1999, 1998 and 1997, with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during the last fiscal year whose salary and bonus exceeded $100,000. The Summary Compensation Table includes amounts deferred at the officer's election.

                                            Summary Compensation Table

                                                                                     Long Term Compensation
                                                                          ---------------------------------------
                                          Annual Compensation                         Awards             Payouts
                                 ------------------------------------     -------------------------     ---------
                                                                                         Number of
                       Fiscal                                Other                        Shares
                        Year                                Annual        Restricted    Underlying                       All Other
      Name and         Ended                             Compensation       Stock        Options/          LTIP        Compensation
 Principal Position     1/31      Salary       Bonus          (1)          Award(s)         SARS          Payouts           (2)
 -------------------   ------    --------     -------    ------------     ----------    ----------       ---------     ------------
Marvin Rounick
 President and        1999      $405,012         --           --              --             --             --          $397,286(3)
 Chief Executive      1998      $405,012         --           --              --             --             --               --
 Officer              1997      $407,705         --           --              --             --             --               --

Warren Weiner
 Executive Vice
 President,           1999      $297,600         --           --              --             --             --          $151,423(3)
 Secretary, and       1998      $297,816         --           --              --             --             --             $4,000
 Treasurer            1997      $299,620         --           --              --             --             --             $3,750

Allan Laufgraben
 Senior Vice-         1999      $250,016      $300,000        --              --          150,000           --             $4,000
 President,           1998      $250,016      $300,000        --              --             --             --             $4,000
 Merchandising        1997      $251,939         --           --              --             --             --               --

Barry Vesotsky        1999      $160,004      $150,000        --              --           50,000           --             $4,000
 Vice President,      1998      $150,004      $150,000        --              --           50,000           --             $3,556
 Merchandising        1997      $162,235         --           --              --             --             --             $3,750

Stanley A. Uhr        1999      $108,500         --           --              --           30,000           --               --
 Vice President,      1998      $104,800         --           --              --           30,000           --               --
 Real Estate and      1997      $104,800      $10,000         --              --             --             --               --
 Corporate Counsel

--------------------
(1) The named executive officers received various personal benefits, the total value of which did not exceed for any fiscal year as to any such person the lesser of $50,000 or 10% of his annual salary and bonus.

(2) Consists of Company contributions to the ESP Plan for the account of the named executive subject to vesting by lapse of time.

(3) Includes payments of $397,286 and $147,423 made in connection with split dollar increasing whole life insurance policies providing coverage for Marvin Rounick and Warren Weiner, respectively. The payments were made to eliminate indebtedness incurred on the policies to pay past premiums and included interest incurred on such indebtedness through February 1, 1996. It is expected that there will be no further premium payments made by, or on behalf of, the Company with respect to either of these insurance policies. See "Executive Compensation - Insurance."

                                      (9)

Grant of Stock Options

         The following table sets forth information regarding grants of stock options made during the Company's fiscal year ended January 31, 1999 to each of the named executive officers pursuant to the Company's 1995 Incentive Stock Option Plan:
                        Option Grants in Last Fiscal Year



                                                                                        Potential Realizable
                              Individual Grants                                                Value
                       -------------------------------                                   At Assumed Annual
                          Number of     Percentage of                                   Rates of Stock Price
                           Shares         Options                                           Appreciation For
                         underlying      Granted to       Exercise                         Option Term (1)
                          Options       Employees in        Price       Expiration      -------------------------
        Name              Granted        Fiscal Year      Per Share        Date            5%              10%
      --------           ----------     -------------     ---------     ----------      --------         --------
Marvin Rounick              N/A(2)            --              --             --            --               --
Warren Weiner               N/A(2)            --              --             --            --               --
Allan Laufgraben           150,000          49.18%          $7.00        1/31/2004      $290,096         $641,036
Barry Vesotsky              50,000          16.39%          $7.00        1/31/2004      $ 96,699         $213,679
Stanley A. Uhr              30,000           9.84%          $7.00        1/31/2004      $ 58,019         $128,207

--------------
(1) Potential realizable value is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect the Company's estimate of future stock price performance.

(2) Mr. Rounick and Mr. Weiner do not participate in the Company's 1995 Incentive Stock Option Plan.

                                      (10)

Exercise of Stock Options

         The following table sets forth information regarding the exercise of stock options by each of the named executive officers of the Company during the fiscal year ended January 31, 1999, as well as the value of any unexercised options:

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                                                                Total Number of Shares              Value of Unexercised
                                                                Underlying Unexercised              In-the-Money Options
                             Shares                           Options at Fiscal Year End            at Fiscal Year End (1)
                            Acquired           Value          ---------------------------          -----------------------
         Name             On Exercise        Realized          Exercisable Unexercisable          Exercisable Unexercisable
         ----             ------------       --------          ----------- -------------          ----------- -------------
Marvin Rounick               N/A(2)             --                 --            --                   --            --
Warren Weiner                N/A(2)             --                 --            --                   --            --
Allan Laufgraben            125,000          $575,340            25,000       200,000              $200,000     $1,037,500
Barry Vesotsky               75,000          $447,420              --          75,000                 --        $  343,750
Stanley A. Uhr               45,000          $257,650              --          45,000                 --        $  206,250

--------------
(1) Options are In-the-Money at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise or base price of the option.

(2) Mr. Rounick and Mr. Weiner do not participate in the Company's 1995 Incentive Stock Option Plan.

Insurance

         In 1983, the Company purchased split dollar increasing whole life insurance policies providing $5,000,000 coverage for each of Marvin Rounick and Warren Weiner. In 1987, at the request of the insureds, the Company surrendered these policies, which had cash surrender values of $519,925 and $489,691, respectively, for two new whole life policies each in the amount of $20,000,000. In 1998, the owner of each of the policies agreed to a reduction in the face value of the policy from $20,000,000 to $15,000,000 and the Company, in consideration for the insurer eliminating any indebtedness on the policies of insurance and reducing the premium obligation to maintain the policy in force, agreed to pay a one-time, lump-sum premium on each of the policies in the amount of $397,286 and $147,423, respectively, which included interest through February 1, 1996. One policy insures the joint lives of Marvin Rounick and his wife, and the other policy insures the joint lives of Warren Weiner and his wife. The cash surrender values of the prior policies were applied as prepaid premiums for the new policies. The policies are payable upon the death of the later to die of the executive and his spouse. The premiums referred to above were paid by the Company on these policies in the last fiscal year.

         Upon the death of an insured, or at such earlier date as the Company's interest in the policy may be terminated at the election of the Company or the owner of the policy, the Company will be entitled to receive from the death benefits or the cash surrender value, as the case may be, an amount equal to the lesser of (i) all premiums paid by it directly or through loans on the policy, plus any remaining dividend credits, less any indebtedness to the insurance company incurred by the Company to pay premiums, or (ii) the amount of the cash surrender value of the policy. The balance of any death benefits will be paid to a certain Rounick family insurance trust or a certain Weiner family insurance trust, as the case may be, which are the owners and beneficiaries of the respective policies.

                                      (11)

Employment Contracts

         Allan Laufgraben has a written agreement with the Company which provides that Mr. Laufgraben will serve as the Company's Senior Vice President-Merchandising, will be paid a base salary of $325,000 per year, and will be entitled to receive a bonus not to exceed $300,000 with respect to fiscal years 2000, 2001 and 2002 equal to four percent of the increase in earnings before interest and taxes on a consolidated basis of the Company's apparel business (excluding Tops 'N Bottoms) for such fiscal year over the corresponding amount for the preceding fiscal year. Mr. Laufgraben was also awarded the option to purchase up to 150,000 shares of the Common Stock of the Company pursuant to the agreement.

Report on Executive Compensation

         The compensation of the President and Executive Vice President is set by the Board of Directors. The cash compensation of the other executive officers is set by the President, as authorized by the Board of Directors. The Stock Option Committee is authorized to make awards of stock options under the Company's 1995 Incentive Stock Option Plan and of restricted stock under the Company's Restricted Stock Incentive Plan.

         In fiscal year 1999 the Board of Directors continued its previous practice of compensating the President/Chief Executive Officer and the Executive Vice President on the basis of fixed salaries, supplemented by various perquisites which are included as "salary" in the Summary Compensation Table above. Such compensation is considered by the Board to be appropriate for those positions, irrespective of the Company's performance. The compensation of those officers has not, therefore, increased materially in years of above-average Company performance and has not decreased materially in years of below-average performance. The President/Chief Executive Officer and the Executive Vice President, alone or together with spouses and various trusts and partnerships for family members, are principal shareholders of the Company and, in the Board's view, derive sufficient incentive to maximize Company performance through their status as shareholders without receiving incentive compensation in addition to, or as part of, their regular compensation. Accordingly, neither the President/Chief Executive Officer nor the Executive Vice President receives bonuses or participates in either of the Company's two plans referred to above.

         The other executive officers of the Company are principally compensated through fixed salaries, except Messrs. Vesotsky and Laufgraben who received bonuses in fiscal year 1999 based on the increase in earnings before interest and taxes on a consolidated basis of the Company's apparel business over the corresponding amount for the preceding fiscal year. These bonuses were paid pursuant to employment contracts in effect in fiscal year 1999.

         The foregoing report is submitted by the Board of Directors: Paul Bachow, Barry Feinberg, Barry Frank, Jack Rounick, Marvin Rounick and Warren Weiner.

                                      (12)

            PROPOSAL TO AMEND THE RESTATED ARTICLES OF INCORPORATION

Introduction

         The Company's Restated Articles of Incorporation, as currently in effect (the "Articles"), provide that the Company's authorized capital stock shall consist of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, $1.00 par value per share. On February 26, 1999, the Company's Board of Directors approved an amendment of the Articles (the "Amendment") in order to increase the number of shares of Common Stock authorized for issuance under the Articles by 25,000,000 shares to a total of 50,000,000 shares. The text of the Amendment is set forth below. If the Amendment is adopted, it will become effective upon the filing of the Amendment with the Secretary of State of the Commonwealth of Pennsylvania (which the Company expects to do as soon as is practicable after adoption).

Current Use of Shares

         As of the Record Date, the Company had 13,198,880 shares of Common Stock outstanding and 1,851,800 shares reserved for issuance under the Company's 1995 Incentive Stock Option and Restricted Stock Incentive Plans (collectively, the "Employee Stock Plans"), of which 495,800 were covered by outstanding options and 1,356,000 were available for grant. Therefore, the Company's total share requirement as of the Record Date was 15,050,680 shares. In the event shareholder approval of this proposal is obtained, following the effectiveness of the Amendment, the Company would have a total of 34,949,320 authorized and unissued shares remaining available pursuant to its Articles.

Purpose of the Proposed Amendment

         The Board of Directors believes that the availability of additional authorized but unissued shares of Common Stock will provide the Company with the flexibility to issue Common Stock for appropriate corporate purposes which may be identified in the future. Such future purposes may include, without limitation, raising equity capital, issuing shares pursuant to the conversion or exercise of convertible preferred stock, convertible debt, warrants or other securities that may be issued in the future, adopting additional employee stock option, purchase or similar plans or reserving additional shares for issuance under its existing Employee Stock Plans, making acquisitions through the use of Common Stock and effecting stock splits and/or declaring stock dividends. Other than as permitted or required under the Company's existing Employee Stock Plans and outstanding options, the Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional shares of Common Stock for any purpose.

         The Board of Directors believes that the proposed increase in the authorized Common Stock will make a sufficient number of shares available should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. The Company may seek further increases in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

                                      (13)

Possible Effects of the Proposed Amendment

         If the shareholders approve the proposed Amendment, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of the shareholders of the Company, except as provided under Pennsylvania corporate law or under the rules of any national securities exchange on which shares of Common Stock are then listed. Under the Articles, the Company's shareholders do not have preemptive rights to subscribe to additional securities which may be issued by the Company, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership of Common Stock. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current shareholders.

         In addition to the corporate purposes discussed above, the proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its shareholders. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company's shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available pursuant to a merger proposal. The proposed Amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, The Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

Required Vote; Recommendation of Board of Directors

         Affirmative votes constituting a majority of the votes cast by all shareholders entitled to vote with respect to the Amendment at the Annual Meeting will be required to approve the Amendment. Shareholders may vote "FOR," "AGAINST" or to "ABSTAIN" with respect to approval of the Amendment by marking the proper box on the enclosed form of Proxy. For voting purposes, only shares voted either "FOR" or "AGAINST" approval of the Amendment, and neither abstentions nor broker non-votes, will be counted as votes in determining whether or not the Amendment is approved. As a consequence, abstentions and broker non-votes will have no effect on the vote on the Amendment. Upon the execution and return of the enclosed form of Proxy, the shares represented thereby will be voted in accordance with the terms of the Proxy, unless the Proxy is revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted "FOR" the approval of the proposed Amendment.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                            APPROVAL OF THE AMENDMENT
                   TO THE RESTATED ARTICLES OF INCORPORATION.

                                      (14)

         The following is the text of Article 5 of the Articles as it would read, and marked to show the changes that would result, in the event the Amendment is approved:

               "5. The aggregate number of shares which the corporation shall have authority to issue is:

               [Twenty-five]* Fifty million [(25,000,000)]* (50,000,000) shares of Common Stock with a par value of one cent ($.01) per share and five million (5,000,000) shares of Preferred Stock, issuable in series, with a par value of one dollar ($1.00) per share.


               Each share of Common Stock shall entitle the holder thereof to one (1) vote. No holder of Common Stock shall be entitled to cumulative voting rights.

               The shares of Preferred Stock may be divided into and issued in series, from time to time, as herein provided, each of such series to be distinctly designated. The shares of the Preferred Stock of different series, subject to any applicable provision of law, may vary and the designations, preferences, voting powers, qualifications, limitations, restrictions, privileges, options, conversion rights, relative rights, liquidation rights, dividend rights, or other special rights of any series of Preferred Stock that is desired but which has not been fixed herein shall be fixed in the case of each such series at any time prior to the issuance of the shares thereof by resolution or resolutions adopted by the Board of Directors. No holder of any series of Preferred Stock, however designated, shall be entitled to cumulative voting rights."

*Bracketed material has been deleted.

                                      (15)

                          TRANSACTIONS WITH MANAGEMENT
                       AND CERTAIN BUSINESS RELATIONSHIPS

         The Company leases its warehouse and office facility (the "Facility") totaling approximately 280,000 square feet pursuant to a twenty year lease dated and effective June 15, 1982, as amended ("the Lease"), from the Blue Grass Partnership ("Lessor"). The partners of the Lessor are Marvin Rounick, Director, President and Chief Executive Officer of the Company, Warren Weiner, Director, Executive Vice President, Secretary and Treasurer of the Company, Jack A. Rounick, Director and Assistant Secretary of the Company, and their respective spouses. Under the terms of the Lease, the Company must pay all maintenance, repairs, insurance, utilities, taxes, improvements and modifications to the Facility. On January 3, 1999, the Lease was amended to extend the term for an additional five years. During the fiscal year ended January 31, 1999, the Company accrued and paid a rental expense of $550,000 under the Lease.

         A loan in the amount of $500,000 from the Pennsylvania Industrial Development Authority ("PIDA") was made to the Lessor in December 1984 to finance the Facility. The PIDA loan is payable over a 15 year term at an interest rate of 5% per annum. The Company has guaranteed the repayment of the PIDA loan. At January 31, 1999, the outstanding principal amount of the PIDA loan was approximately $42,400.

         The Company believes that the terms of these transactions, including the Lease, are fair, reasonable and consistent with the terms that would have been available to the Company if made with unaffiliated parties.

         In December 1994, the Company made a $95,000 loan to Lewis Lyons, its Vice President, Finance and Chief Financial Officer. The loan, which is unsecured and does not bear interest, had an unpaid balance of $23,500 as of January 31, 1999.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely on a review of copies of Forms 3, 4 and 5 furnished to the Company under Section 16(a) of the Exchange Act or written representations from persons required to furnish to the Company copies of such Forms 3, 4 and 5 if filed with the Commission, the Company has determined that its directors, officers and more than 10% shareholders filed when due all reports required by
Section 16(a) of the Exchange Act during the fiscal year ended January 31, 1999; except that Stephen Smith, Vice President, Information Systems of the Company, did not include in his Form 3 filed on June 2, 1998 beneficial ownership of 200 shares of Common Stock and corrected such deficiency by way of an amendment to such Form 3 filed on March 3, 1999, and Joan M. Nolan, Controller of the Company, did not file a Form 3 within 10 days of becoming a reporting person and corrected such deficiency by filing a Form 5 on March 3, 1999.

                     RELATIONSHIPS WITH INDEPENDENT AUDITORS

         The firm of Ernst & Young LLP was the Company's independent auditors for the fiscal year ended January 31, 1999. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions of shareholders.

                                      (16)

         The Board of Directors selects, upon recommendation by the Audit Committee, the independent auditors for the Company. The Board has not yet selected the independent auditors for the current fiscal year.

         Effective June 1, 1998, the Company dismissed its prior independent accountants, Arthur Andersen LLP, and retained for fiscal year 1999 new independent accountants, Ernst & Young LLP. Arthur Andersen LLP's reports on the Company's financial statements for the two most recent fiscal years (i.e., the fiscal years ended January 31, 1998 and January 31, 1997) contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change the Company's accountants was approved by the Company's Board of Directors.

         During the Company's last two fiscal years and the subsequent interim period to the date of dismissal, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

         None of the "reportable events" described in Item 304(a)(1)(v) of Regulation S-K occurred with respect to the Company within the last two fiscal years and the subsequent interim period to the date of dismissal.

         Effective June 1, 1998, the Company engaged Ernst & Young LLP as its independent accountants for fiscal year 1999. During the last two fiscal years and the subsequent interim period to the date of engagement, the Company did not consult Ernst & Young LLP regarding any of the matters or events set forth in
Item 304(a)(2) of Regulation S-K.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         Any proposal of a shareholder intended to be presented at the Annual Meeting of Shareholders in 2000 must be received at the Company's principal executive offices no later than December 31, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

         A shareholder of the Company may wish to have a proposal presented at the 2000 Annual Meeting, but not to have such proposal included in the Company's proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by the Company at the address appearing on the first page of this proxy statement by March 15, 2000, then such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the Company will have the right to exercise discretionary voting authority with respect to such proposal.

                                    FORM 10-K

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO THE COMPANY AT 9401 BLUE GRASS ROAD, PHILADELPHIA, PENNSYLVANIA 19114, ATTENTION: CORPORATE COUNSEL.

                                      (17)

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                                DEB SHOPS, INC.

                                  May 19, 1999

                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A / X / Please mark your
        votes as in this example
                   FOR   AUTHORITY
                         WITHHELD                                                                              FOR  AGAINST  ABSTAIN
1. Election of                        Nominees: Paul S. Bachow        2. Amend the Company's Articles of       /  /   /  /    /  /
   Directors:     /  /     /  /                 Barry H. Feinberg        Incorporation to increase the number
                                                Barry H. Frank           of shares of authorized Common
To withhold authority for any                   Marvin Rounick           Stock from 25,000,000 to 50,000,000
individual nominee(s), check the                Jack A. Rounick          shares.
box, and insert the nominee(s)                  Warren Weiner
name(s) on the line below:                                            3. In their discretion, on such other business as may
                                                                         properly come before the Annual Meeting or any adjournment
FOR ALL EXCEPT                                                           or postponement thereof.

/  /_________________________________________________________            This Proxy when properly executed will be voted as
                                                                         specified above. If not otherwise specified, this Proxy
                                                                         will be voted FOR the election of the nominees of the Board of Directors named in Item 1 and FOR approval of the
                                                                         amendment of the Company's Articles of Incorporation as
                                                                         described in Item 2.



SIGNATURE______________________________       DATE____________       SIGNATURE_______________________________      DATE_____________
Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give the full title. If a corporation name by President or other authorized officer. If a partnership, sign in partnership name by authorized persons.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                DEB SHOPS, INC.
                  9401 Blue Grass Road, Philadelphia, PA 19114

     The undersigned hereby appoints Marvin Rounick and Warren Weiner, and each of them, proxies with full power of substitution to vote all the shares of Common Stock of Deb Shops, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 19, 1999, at 10 A.M., local time, and at any adjournment or postponement thereof, upon the following matters set forth in the notice of such meeting.

                         (To Be Signed on Reverse Side)